SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 2)(1)


                            TRIDENT ROWAN GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   89614K-10-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Copy to: Stephen A. Cohen, Esq.
  Applewood Associates, L.P.              Morrison Cohen Singer & Weinstein, LLP
  68 Wheatley Road                        750 Lexington Avenue
  Brookville, New York 11545              New York, New York 10022
  Telephone (516) 626-3070                Telephone (212) 735-8600

--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)


                                  May 7, 1998
--------------------------------------------------------------------------------
              (Date of Event which Requires Filing this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box .

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

----------------

    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 18 Pages

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 2 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Woodland Partners                           |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      WC, OO                                    |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                  New York  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |     111,000 shares                            2.2%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |     23,000 shares                             0.5%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |     111,000 shares                            2.2%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |     23,000 shares                             0.5%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                 134,000                                          |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                                  |
|         |                                                            2.7%  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                          PN                                      |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 3 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Barry Rubenstein                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*      PF, WC, OO                                |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization             United States  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |         0 shares                                0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |         204,000 shares                        4.0%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |         0 shares                                0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |         204,000 shares                        4.0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                      204,000                                     |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            0.1%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                           IN                                     |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 4 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                      Marilyn Rubenstein                          |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC, OO                                   |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |       0 shares                                  0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |       134,000 shares                          2.7%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |       0 shares                                  0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |       134,000 shares                          2.7%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                    134,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            2.7%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 5 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |           The Rubenstein Family Limited Partnership              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC, OO                                   |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                  New York  |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        20,000 shares                          0.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        114,000 shares                         2.3%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        20,000 shares                          0.4%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        114,000 shares                         2.3%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     134,000 shares                               |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            2.7%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            PN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 6 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                        Brian Rubenstein                          |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       PF, OO                                   |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        3,000 shares                           0.1%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        0 shares                                 0%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        3,000 shares                           0.1%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        0 shares                                 0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     3,000 shares                                 |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.9%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 7 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                   Applewood Associates, L.P.                     |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC                                       |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                   New York |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        70,000 shares                          1.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        0 shares                                 0%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        70,000 shares                          1.4%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        0 shares                                 0%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     70,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.4%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            PN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 8 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                        Irwin Lieber                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC, PF                                   |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        20,000 shares                          0.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        70,000 shares                          1.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        20,000 shares                          0.4%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        70,000 shares                          1.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     90,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.8%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 9 of 18 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                       Barry Fingerhut                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC, PF                                   |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        20,000 shares                          0.4%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        70,000 shares                          1.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        20,000 shares                          0.4%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        70,000 shares                          1.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     90,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.8%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 10 of 18 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                   Applewood Capital Corp.                        |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC                                       |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization                   New York |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        0 shares                                 0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        70,000 shares                          1.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        0 shares                                 0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        70,000 shares                          1.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     70,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.4%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            CO                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 11 of 18 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                       Jonathan Lieber                            |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC                                       |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        0 shares                                 0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        70,000 shares                          1.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        0 shares                                 0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Power                          |
|                |     |        70,000 shares                          1.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     70,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.4%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13D
|-----------------------|                         |--------------------------|
|CUSIP No. 89614K-10-6  |                         |    Page 12 of 18 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  Name of Reporting Persons                                       |
|         |  I.R.S. Identification Nos. of Above Persons (Entities Only)     |
|         |                         Seth Lieber                              |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  Check the Appropriate Box if a Member of a Group*       (a) [ ] |
|         |                                                          (b) [ ] |
|---------|------------------------------------------------------------------|
|    3    |  SEC Use Only                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  Source of Funds*       WC                                       |
|         |                                                                  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    5    |  Check Box if Disclosure of Legal Proceedings is Required        |
|         |  Pursuant to Items 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  Citizenship or Place of Organization              United States |
|         |                                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   Sole Voting Power                                 |
|                |     |        0 shares                                 0%  |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   Shared Voting Power                               |
|  BENEFICIALLY  |     |        70,000 shares                          1.4%  |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   Sole Dispositive Power                            |
|     PERSON     |     |        0 shares                                 0%  |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   Shared Dispositive Powe                           |
|                |     |        70,000 shares                          1.4%  |
|----------------------------------------------------------------------------|
|   11    |  Aggregate Amount Beneficially Owned By Each Reporting Person    |
|         |                                                                  |
|         |                     70,000 shares                                |
|---------|------------------------------------------------------------------|
|   12    |  Check Box if the Aggregate Amount in Row (11)                   |
|         |  excludes Certain Shares*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  Percent of Class Represented by Amount in Row (11)              |
|         |                                                            1.4%  |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   14    |  Type of Reporting Person*                                       |
|         |                                                                  |
|         |                            IN                                    |
|----------------------------------------------------------------------------|
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This statement, dated May 7, 1998, constitutes Amendment No. 2 to the
Schedule 13D, dated June 6, 1997, regarding the reporting persons' ownership of certain securities of Trident Rowan Group, Inc. (the "Issuer").

         The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

         This Amendment No. 2 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.


ITEM 5.  Interests in Securities of Issuer.

                  (a) The following list sets forth the aggregate number and percentage (based on 4,987,780 shares of Common Stock outstanding as reported by the Issuer in its Form 10-K for the period ended December 31, 1997) of outstanding shares of Common Stock beneficially owned by each reporting person named in Item 2, as of May 7, 1998:



                              Page 13 of 18 Pages

                                    Shares of              Percentage of Shares
                                  Common Stock                of Common Stock
Name                          Beneficially Owned(1)        Beneficially Owned(1)
----                          ---------------------        ---------------------
Woodland Partners                 134,000(2)(3)                    2.7%
Barry Rubenstein                  204,000(2)(4)                    4.0%
Marilyn Rubenstein                134,000(2)(3)                    2.7%
The Rubenstein Family
   Limited Partnership            134,000(2)(3)                    2.7%
Brian Rubenstein                    3,000                          0.1%
Applewood Associates, L.P.         70,000(5)                       1.4%
Barry Fingerhut                    90,000(2)(5)(6)                 1.8%
Irwin Lieber                       90,000(2)(5)(6)                 1.8%
Applewood Capital Corp.            70,000(2)(5)                    1.4%
Seth Lieber                        70,000(2)(5)                    1.4%
Jonathan Lieber                    70,000(2)(5)                    1.4%

-------------------
1 Includes shares of Common Stock issuable upon the exercise of the Warrants. 2 The reporting person disclaims beneficial ownership of these securities, except to the extent of his/hers/its equity interest therein.
3 Includes 74,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants.
4 Includes 84,000 shares of Common Stock and 120,000 shares of Common Stock issuable upon the exercise of the Warrants.
5 Includes 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants.
6  Includes 20,000 shares of Common Stock.

         (b) Woodland Partners has sole power to vote and to dispose of 61,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 2.2% of the outstanding Common Stock, and may be deemed to have shared power to vote and to dispose of 13,000 shares of Common Stock and 10,000 shares of Common Stock issuable upon the exercise of Warrants, representing approximately 0.5% of the outstanding Common Stock.

                  Barry Rubenstein, by virtue of being a general partner of Woodland Partners, Applewood Associates, and the Rubenstein Partnership, husband of Marilyn Rubenstein, father of Brian Rubenstein and a shareholder, an officer and director of AC Corp., may be deemed to have shared power to vote and to dispose of 84,000 shares of Common Stock and 120,000 shares of Common Stock issuable upon the exercise of Warrants, representing approximately 4.0% of the outstanding Common Stock.

                  Marilyn Rubenstein, by virtue of being a general partner of Woodland Partners and the Rubenstein Partnership, wife of Barry Rubenstein and mother of Brian Rubenstein, may be deemed to have shared power to vote and to dispose of 74,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 2.7% of the outstanding Common Stock.

                  The Rubenstein Partnership has the sole power to vote and to dispose of 10,000 shares of Common Stock and 10,000 shares of Common Stock issuable upon the exercise of the Warrants representing approximately 0.4% of the outstanding Common Stock. The Rubenstein Partnership, may be deemed to have shared power to vote and to dispose of 64,000 shares of

                              Page 14 of 18 Pages

Common Stock and 50,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 2.3% of the outstanding Common Stock.

                  Brian Rubenstein has the sole power to vote and to dispose of 3,000 shares of Common Stock, representing approximately 0.1% of the outstanding Common Stock.

                  Applewood Associates, L.P. has sole power to vote and to dispose of 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of Warrants, representing approximately 1.4% of the outstanding Common Stock.

                  Barry Fingerhut, by virtue of being a general partner of Applewood and a shareholder, shareholder, an officer and director of AC Corp., may be deemed to have shared power to vote and to dispose of 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 1.4% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 20,000 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock.

                  Irwin Lieber, by virtue of being a general partner of Applewood and a shareholder, an officer and director of AC Corp., may be deemed to have shared power to vote and to dispose of 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 1.4% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 20,000 shares of Common Stock, representing approximately 0.4% of the outstanding Common Stock.

                  Applewood Capital may be deemed to have shared power to vote and to dispose of 10,000 shares of Common Stock, and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 1.4% of the outstanding Common Stock.

                  Jonathan Lieber, by virtue of being an officer of AC Corp., may be deemed to have shared power to vote and to dispose of 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 1.4% of the outstanding Common Stock.

                  Seth Lieber, by virtue of being an officer of AC Corp., may be deemed to have shared power to vote and to dispose of 10,000 shares of Common Stock and 60,000 shares of Common Stock issuable upon the exercise of the Warrants, representing approximately 1.4% of the outstanding Common Stock.

                              Page 15 of 18 Pages

         (c) The following is a description of all transactions in shares of Common Stock of the Issuer by the persons identified in Item 2 of this Schedule 13D effected from April 18, 1998 through May 7, 1998, inclusive:


                                                                              Purchase or
                                                     Number of shares of      Sales Price
                                 Purchase or          Common Stock (C)       Per Share or
Name of Shareholder               Sale Date         Purchased or (Sold)       Per Warrant
-------------------               ---------         -------------------       -----------
Applewood Associates, L.P.           5/7/98             (190,000)                $6.50

         The shares of Common Stock were sold in the over-the-counter market.

                  (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

                  (e) Effective May 7, 1998, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock.


                              Page 16 of 18 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, correct and complete.

Date: May 11, 1998

                                   APPLEWOOD ASSOCIATES, L.P.


                                   By: /s/Irwin Lieber
                                       -----------------------------------------
                                          Irwin Lieber, a General Partner



                                   APPLEWOOD CAPITAL CORP.


                                   By: /s/Barry Rubenstein
                                       -----------------------------------------
                                          Barry Rubenstein, President



                                     /s/Barry Rubenstein
                                     -----------------------------------------
                                     Barry Rubenstein



                                     /s/Irwin Lieber
                                     -----------------------------------------
                                     Irwin Lieber



                                     /s/Barry Fingerhut
                                     -----------------------------------------
                                     Barry Fingerhut



                                     /s/Jonathan Lieber
                                     -----------------------------------------
                                     Jonathan Lieber



                                     /s/Seth Lieber
                                     -----------------------------------------
                                     Seth Lieber



      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).



                               Page 17 of 18 Pages

                                   WOODLAND PARTNERS


                                   By: /s/Barry Rubenstein
                                      -----------------------------------------
                                          Barry Rubenstein, a General Partner



                                   THE RUBENSTEIN FAMILY LIMITED PARTNERSHIP


                                   By: /s/Barry Rubenstein
                                      -----------------------------------------
                                   Barry Rubenstein, a General Partner



                                     /s/Marilyn Rubenstein
                                   --------------------------------------------
                                   Marilyn Rubenstein



                                                        *
                                   --------------------------------------------
                                   Brian Rubenstein





* /s/Barry Rubenstein
----------------------------------
Barry Rubenstein, Attorney-in-Fact






      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).